Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Appoints New Chairman of the Board

HOUSTON, May 12, 2017 — Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced that Stephen D. Quinn has been elected by its Board to serve as non-executive Chairman of its Board of Directors. Mr. Quinn has served as a director of the Company since May 2002, and currently serves on the Board of Directors, the Audit Committee, and the Risk Oversight Committee of Zions Bancorporation. He has replaced John L. Adams, whose incumbency spanned twelve years. Mr. Adams will continue as a Director and now serve as Chairman of the Company’s Finance/Risk Management (FRM) Committee. Mr. Adams has been as a director of the Company since November 1999.

“We would like to thank John for serving as non-executive chairman for the past decade, and for continuing on with our board as FRM Committee chair. John’s insight and experience with capital allocation has been integral to the Company for the past 18 years,” said Earl Hesterberg, Group 1’s president and chief executive officer. “We now welcome Steve to the role of non-executive Chairman and believe his extensive background in corporate finance and tremendous experience in assessing business strategies and risks, make him a great asset as the new chairman.”

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 159 automotive dealerships, 210 franchises, and 45 collision centers in the United States, the United Kingdom and Brazil that offer 30 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com